Exhibit 4.6

Delaware
The first State

    I,   JEFFREY W.   BULLOCK,   SECRETARY OF STATE OF THE STATE OF DELAWARE,   DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF  "ATTITUDE DRINKS INCORPORATED",   FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF SEPTEMBER,  A.D.   2009,  AT 9 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2160417 8100	/s/ Jeffrey W. Bullock
090868651	Jeffrey W. Bullock, Secretary of State
You may verify that certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 7550157
DATE: 09-25-09

State of Delaware Secretary of State Division of Corporations Delivered 10:18 PM 09/18/2009 FILED 09:00 PM 09/18/2009 SRV 090868651 - 2160417 FILE

AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK

OF

ATTITUDE DRINKS INCORPORATED (formerly Mason Hill Holdings, Inc.)

    The. undersigned being the Chief Executive Officer of Attitude Drinks Incorporated a Delaware corporation (the "Company"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolutions modifying the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (the "Certificate of Designation") were duly adopted on September 4,2009:

    WHEREAS, the Board of Directors of the Company, pursuant to the authority expressly vested in it, had previously adopted resolutions creating the Series A Convertible Preferred Stock, which resolutions were incorporated into the Certificate of Designation filed with the Secretary of State of the State of Delaware on or about June 2, 2006;

    RESOLVED, that Section 2(A) of the Certificate of Designation is hereby deleted in its entirety and the following shall be substituted in lieu thereof;

       2.      Rights, Powers, and Preferences

The Series A shall have the voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions as follows:

A.     Designation and Amount, Out of the Twenty Million (20,000,000) shares of the $.001 par value authorized preferred stock all Twenty Million (20,000,000) shares shall be designated as shares of "Series A."

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    IN WITNESS WHEREOF, Attitude Drinks Incorporated has caused this Amendment to be signed by its Chief Executive Officer on this 4th day of September 2009.

ATTITUDE DRINKS INCORPORATED

By:	Roy G. Warren
Name: Roy G. Warren
Title: Pres., CEO